Exhibit 10.1

March 26, 2012

Mr. Carlos Macau

11345 SW 77th Ave

Miami, FL 33156-4529

Dear Carlos,

We are pleased to offer you the position of Executive Vice President - Chief Financial Officer and Treasurer for HEICO Corporation effective on or about May 1, 2012. Your starting salary will be $500,000 per year. You will also be eligible to participate in HEICO’s 2012 Incentive Compensation Plan. Incentive compensation will be prorated based on hire date and the date the plan year ends for 2012. As previously discussed, the incentive compensation program is based on performance, and requires that the Company meet certain net income thresholds before incentive compensation is made available. Additionally, you will receive a grant of stock options covering 50,000 Class A Common Shares with an option price equal to the fair market value on your start date. Other employment benefits will be consistent with HEICO senior executives as previously discussed and will include fully paid1:

•	Medical and Dental Benefits: Through BlueCross BlueShield of Florida, we offer a variety of levels of coverage: traditional PPOs, and High Deductible Health Plan with a Health Savings Account as well as Delta Dental benefits.
•	Life and Disability Insurance: HEICO currently offers short-term disability, long-term disability and Life & AD&D benefits.
•	Vacation: 4 weeks per year.
•	401K and 409A Plans: The 409A benefit currently include contributions actuarially determined to target income replacement at 30% upon retirement age.
•	Company Vehicle

Please note that HEICO expects you, and all Team Members, to be respectful of confidential and proprietary information you may have learned at any positions you held prior to the commencement of your employment with HEICO.  Attached is our standard Non-Competition and Non-Solicitation Agreement and if the Agreement is acceptable, kindly execute it and return it to us or, if you have questions, please let me or Tom Irwin know.

If the terms of this offer are acceptable, please sign in the place provided below and return the signed form to me.

Carlos, we believe this is a great opportunity for HEICO and you, and look forward to you becoming a member of the HEICO team. However, we recognize that you retain the option, as does HEICO, of ending your employment with us at any time, with or without notice and with or without cause. As such, your employment with HEICO is at-will and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time. Should you have any questions please contact me or Tom Irwin.

Sincerely,

/s/ LAURANS A. MENDELSON

Laurans A. Mendelson

Chairman of the Board and

Chief Executive Officer

Accepted:	Signed Name:	/s/ CARLOS MACAU	4-2-12
		Carlos Macau	Date

1 Benefits may be changed by the Company at any time, but will be similar to those offered to HEICO’s executives.

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (“Agreement”), dated as of the 2nd day of April 2012, is entered into by and between HEICO Corporation, along with its current and future parents, successors, subsidiaries, affiliates, related entities, divisions, joint ventures, and assigns (collectively “HEICO”), and Carlos Macau (“Employee”).

WHEREAS, Employee desires to be employed by, or desires to continue employment with, HEICO;

WHEREAS, Employee, in the performance of his job duties, has or will have access to, and be entrusted with, trade secret, proprietary, and valuable confidential business and professional information belonging to HEICO;

WHEREAS, HEICO desires to protect its legitimate business interest in its trade secret, proprietary, and valuable confidential business and professional information, as well as its legitimate business interest in its substantial relationships with existing and prospective customers, its goodwill, and the extraordinary and specialized training afforded Employee;

NOW, THEREFORE, in consideration for Employee’s initial or continued employment by HEICO and any benefit provided by HEICO to Employee in connection with Employee’s employment, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, HEICO and Employee hereby agree as follows:

1.        Rationale for Restrictions. Employee acknowledges and agrees that the covenants set forth in this Agreement are reasonable and necessary to protect HEICO’s legitimate business interests in light of the following facts, which Employee does not dispute:

(a)        HEICO manufactures, sells and services jet engine parts and other aircraft parts and components on a worldwide basis;

(b)        HEICO competes on a worldwide basis with many companies, including, without limitation, Pratt & Whitney (a division of United Technologies Corporation) and General Electric Company;

(c)        The services provided by Employee in furtherance of HEICO’s worldwide business operations are of a special, unique, extraordinary and intellectual character, and Employee uses the extraordinary and specialized training provided by HEICO to further HEICO’s worldwide business objectives;

(d)        In the course and scope of Employee’s employment, Employee will be exposed to, and entrusted with, trade secret, proprietary, and valuable confidential business and professional information belonging to HEICO and relating to HEICO’s business operations, finances, products, services, customers, and vendors.

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(e)        HEICO takes reasonable efforts and measures to protect its trade secret, proprietary, and valuable confidential business and professional information from disclosure to unauthorized individuals who would gain an unfair competitive advantage if they were to possess such information. Employee’s job duties include protecting such trade secret, proprietary, and valuable confidential business and professional information from disclosure to unauthorized individuals;

(f)        Employee will develop substantial relationships with HEICO’s customers and prospective customers, thereby imparting in Employee knowledge of such customers’ business affairs and requirements, as well as knowledge of the means and methods by which HEICO satisfies customers’ business needs and requirements. Employee’s job duties include developing and strengthening customer and prospective customer relationships, as well as advancing HEICO’s goodwill on a worldwide basis; and

(g)        Employee’s contact with customers and prospective customers may constitute HEICO’s primary, or even sole, contact with such customers. Accordingly, HEICO has placed its customer and prospective customer relationships in Employee’s hands with the confidence and trust that Employee will at all times act in HEICO’s best interest and in furtherance of HEICO’s worldwide business objectives.

2.        Definitions. For purposes of this Agreement, the following terms shall have the following definitions:

(a)        Competing Business. A business engaged in the repair, distribution, design, manufacturer, sale, research, development, marketing, promotion, use, importation, or exportation of aircraft parts, including, without limitation, FAA/PMA (or any successor parts thereof) and other electronic parts and components, including, those used in spacecraft, defense equipment, medical equipment, and telecommunications systems.

(b)        Confidential Information. The term “Confidential Information” shall mean all information and material that is not generally available to or used by the public by authorized means, and that enables HEICO to conduct business competitively in the marketplace. More specifically, Confidential Information includes, but is not limited to, all correspondence, communications, studies, plans, business methods, applications, developments, inventions, quality control procedures, reports, surveys, analyses, sketches, drawings, specifications, notes, records, memoranda, computer-generated data or documents, non-public information and material relating to HEICO’s business activities and/or finances, all methods, processes, formulas, techniques, equipment, research data, experiments, marketing and sales information, personnel data, current and prospective customer lists, employee lists, supplier lists, e-mails, proposals, price lists, inventory information, marketing plans, databases, financial data, trade secrets, and any other information disclosed to, submitted to, or provided to Employee by HEICO orally, in writing, or by any other means or media. Said Confidential Information may be in either human or computer readable form, including, but not limited to, software, source code, hex code, or any other form.

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3.        Non-Compete Covenant.

(a)        While employed by HEICO and for a period of two (2) years following Employee’s separation of employment from HEICO for any reason, Employee shall not, directly or indirectly, alone or in any capacity:

(i)         acquire, operate, manage, own any interest in, lend any money to, or offer any assistance or support to any person, firm, partnership, corporation, association or other entity, wherever located, that is engaged in any capacity in a Competing Business;

(ii)        be employed by, render any services to, or serve as an employee, independent contractor, agent, officer, director, manager, or consultant to any person, firm, partnership, corporation, association or other entity, wherever located, that is engaged in any capacity in a Competing Business. Notwithstanding anything in this Agreement to the contrary, Employee shall not be precluded from working, at any time after his employment with HEICO terminates, at a public accounting firm and, pursuant to such employment, providing accounting, audit and related services to persons or entities in a Competing Business or to any former, existing or prospective customer of HEICO; or

(iii)        utilize his special knowledge of HEICO’s business, HEICO’s relationships with customers, vendors and suppliers, or HEICO’s trade secret, proprietary, and valuable confidential business and professional information (including HEICO’s Confidential Information, as defined above) to engage for himself, or on behalf or another, in a Competing Business in any location worldwide;

(iv)        engage in any activity, employment, or services the performance of which any Confidential Information obtained, provided or otherwise acquired by Employee, directly or indirectly, during Employee’s employment with HEICO, is likely to be used or disclosed, notwithstanding Employee’s undertaking to the contrary.

(b)        Notwithstanding Section 3(a) above, while employed by HEICO, and for a period of two (2) years thereafter, Employee may acquire, solely as an investment, shares of capital stock or other equity securities of any company that are traded on any national securities exchange or are regularly quoted in the over-the-counter market, so long as Employee does not control, acquire a controlling interest in, or become a member of a group that exercises direct or indirect control of more than one percent of any class of capital stock of such corporation. Employee agrees to inform HEICO’s General Counsel prior to the acquisition of any stock of HEICO, including, but not limited to, HEICO Corporation.

4.        Non-Solicitation Covenant.   While employed by HEICO and for a period of two (2) years following Employee’s separation of employment from HEICO for any reason, Employee shall not, whether for Employee’s own account or for the account of any person or entity:

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(i)        hire or attempt to hire, solicit or attempt to solicit, endeavor to entice away from HEICO, or otherwise interfere with any relationship that HEICO has or had with, any person who is or was employed by or otherwise engaged to perform services for HEICO at any time during Employee’s employment with HEICO; or

(ii)        call upon, solicit for business, attempt to solicit for business, or accept business from, any former, existing or prospective customer of HEICO with whom Employee dealt or communicated at any time during his employment with HEICO.

5.        Scope of Covenants. Employee agrees that the covenants set forth in Sections 3 and 4 above are (i) reasonable and necessary to protect HEICO’s legitimate business interests (ii) independent of any other provision in any other agreement between or affecting Employee and HEICO, and (iii) independent of the existence of any claim or cause of action by Employee against HEICO. Any action unrelated to the covenants set forth in Sections 3 and 4 above shall not constitute a defense to the enforcement of the covenants set forth in this Agreement, including Sections 3 and 4 above. If any of the covenants set forth in Sections 3 or 4 above are held by a court of competent jurisdiction to be invalid or unenforceable as to the time, geographic area, range of activities covered by such covenants, or otherwise, then such covenants shall nevertheless be enforced to the maximum extent permitted by law and effective for such period of time, over such geographical area, for such range of activities, or otherwise, as may be determined to be reasonable by a court of competent jurisdiction. HEICO and Employee expressly consent and agree that the scope of the covenants set forth in Sections 3 and 4 above may be judicially modified in any proceeding brought to enforce such covenants.

6.        Remedies for Breach of the Agreement.

(a)        Employee consents and agrees that if Employee violates any covenants set forth in this Agreement, then HEICO will sustain irreparable harm, and that it will be impossible or inadequate to fully measure and calculate the damages sustained by HEICO. Therefore, in addition to seeking any other remedies that may be available, HEICO shall be entitled to an injunction restraining Employee from committing, continuing to commit, or threatening to commit a violation of this Agreement. Nothing in this Agreement shall be construed as prohibiting HEICO from pursuing any other remedy or remedies, including, without limitation, the recovery of damages.

(b)        Employee acknowledges and agrees that if legal proceedings are initiated by HEICO to enforce the covenants set forth in this Agreement, then the commencement of the restrictive covenants will begin on the date of the entry of an order granting HEICO injunctive, monetary or other relief from Employee’s actual, potential or threatened violation or breach of said restrictive covenants and will remain in effect for the next succeeding two (2) years. Employee agrees that the purpose and effect of the restrictive covenants set forth in this Agreement would be frustrated by measuring the duration of the restrictive covenants from the termination or separation of Employee’s employment where Employee failed to honor the covenants until directed to do so by court order.

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(c)        The existence of any claim or cause of action that Employee may have against HEICO, whether predicated upon this Agreement, any other agreement executed by HEICO and/or Employee, or any law, whether common or statutory, shall not constitute a defense to enforcement of this Agreement by HEICO. HEICO has fully performed all obligations entitling it to the benefit of the restrictive covenants set forth in this Agreement, and the restrictive covenants therefore are not executory or otherwise subject to rejection under the Bankruptcy Code.

(d)        The waiver by HEICO of a breach or threatened breach by Employee under this Agreement shall not be construed as a waiver of any subsequent breach by Employee. The refusal or failure of HEICO for any reason to enforce any obligation under this Agreement (or any similar agreement) against any other employee, agent, or independent contractor retained by HEICO shall not constitute a defense to the enforcement by HEICO of any similar obligation of Employee, nor shall it give rise to any claim or cause of action by Employee against HEICO.

7.        Survival. Employee’s obligations under this Agreement shall survive the termination or separation of Employee’s employment regardless of:

(a)        the position or capacity in which Employee was employed at the time of termination or separation of employment; and

(b)        the entity that formally employed Employee at the time of termination or separation of employment, provided that the employing entity at the time of termination or separation of employment is a parent, successor, subsidiary, affiliate, related entity, division, joint venture, or assign of HEICO Aerospace Holdings Corporation.

8.        Intended Beneficiaries & Assignment. Employee acknowledges that this Agreement shall be binding on and inure to the benefit of HEICO Corporation and any current and future successors, subsidiaries, affiliates, related entities, divisions, joint ventures, and assigns of HEICO Corporation. Accordingly, this Agreement may be enforced by HEICO Corporation and any current and future parents, successors, subsidiaries, affiliates, related entities, divisions, joint ventures, and assigns of HEICO Corporation. This Agreement and its restrictive covenants may be assigned without the knowledge or consent of Employee, and may be enforced by any assignee of, or successor to, the rights set forth in this Agreement. Employee may not assign any of his rights or obligations under this Agreement or under any Employment Agreement he may have executed.

9.        At-Will Employment. This Agreement is not intended to, nor shall it be construed as, altering the at-will nature of the employment relationship between Employee and HEICO. Unless otherwise set forth in a writing signed by Employee and HEICO’s President or Chief Executive Officer, and expressly setting forth a specific or definite period of employment, Employee or HEICO may terminate the employment relationship at any time, for any reason, with or without cause, and with or without notice.

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10.        Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Florida, whether substantive, procedural, or remedial.

11.        Venue & Jurisdiction. HEICO and Employee expressly, knowingly, and voluntarily agree that the convenient and exclusive jurisdiction and venue for any legal or civil action relating to or arising out of this Agreement shall be the state and federal courts of competent jurisdiction in Miami-Dade County, Florida, and no others. HEICO and Employee agree that they shall voluntarily submit to, and shall be bound by, the jurisdiction of such courts, and they irrevocably waive any defense for lack of personal jurisdiction, and any claim that any suit, action or proceeding brought in either court has been brought in an inconvenient forum.

12.        Waiver of Jury Trial. The parties to this Agreement expressly waive their right to trial by jury in any action arising under this Agreement. This provision is a material term of this Agreement.

13.        Entire Agreement. This Agreement sets forth the entire agreement and understanding between HEICO and Employee relating to the subject matter herein. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. The parties further represent and acknowledge that by signing this Agreement they have not relied on any representation, promise, inducement, or statement made by the other party not incorporated in this Agreement, but instead have relied solely on the written terms of this Agreement.

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14.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one of the same instrument.

Carlos Macau:	/s/ CARLOS MACAU
Carlos Macau:

	Address:	11345 SW 77th Avenue
Miami, FL 33156

HEICO:	HEICO Corporation

	By:	/s/ THOMAS S. IRWIN
Print Name: Thomas S. Irwin
Print Title: EVP and Treasurer

Address:	385 Brickell Bay Drive, Suite 1644
Miami, FL 33131
Attention: Chairman and CEO

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